Exhibit 23.3

Ausenco Engineering USA South Inc.
595 S. Meyer Ave.
Tucson, AZ 85701

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Ausenco Engineering USA South Inc.(“Ausenco”), in connection with the filing of the Registration Statement on Form S-1 (File No. 333-248516) of Hycroft Mining Holding Corporation ( the “Registration Statement”), consents to:

●	the filing and use of the technical report summary titled “Technical Report Summary of Initial Assessment on the Hycroft Mine, Nevada, United States of America” (the “TRS”), with an effective date of February 17, 2022, as an exhibit to and referenced in the Registration Statement;
●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Registration Statement and the TRS; and
●	the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

Ausenco is responsible for authoring, and this consent pertains to, the following Sections of the TRS: 1.1, 1.2, 1.3, 1.5, 1.8, 1.10, 1.11, 2, 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.8, 4, 5, 10, 21, 23.1, 23.3 and portions of 22, 24 and 25.

May 12, 2022

/s/ James A. Norine
Signature of Authorized Person for
Ausenco Engineering USA South Inc.

James A. Norine
Print name of Authorized Person for
Ausenco Engineering USA South Inc.